EXHIBIT 99.3
                              CONSULTING AGREEMENT


        AGREEMENT dated as of May 28, 2004, by and between Electronic Game Card, Inc., a Nevada corporation (the "COMPANY"), and Llama Securities Limited ("LLAMA"), whose Office is Suite F8 International Commercial Centre, Casemates Gibraltar Reg. No. 1249186E, with regard to the performance by LLAMA and its principal, John R. Bentley ('BENTLEY"), of certain consulting services for the COMPANY. LLAMA and Bentley are sometimes herein referred to, individually and collectively, as "Consultant".

        In consideration of the mutual covenants herein contained and of the mutual benefits herein provided, the COMPANY and LLAMA agree as follows:

        1.     REPRESENTATIONS AND WARRANTIES.

               (a) NO EXISTING RESTRICTIVE COVENANTS, CONFLICTING AGREEMENTS OR OBLIGATIONS. LLAMA represents and warrants to the COMPANY, and shall cause BENTLEY to represent and warrant to the COMPANY, that neither LLAMA or BENTLEY is not bound by any restrictive covenants or has any prior or other obligations or commitments of any kind that would in any way prevent, restrict, hinder or interfere with Consultant's acceptance or continued performance of this consulting arrangement to the fullest extent of the ability and knowledge of LLAMA and BENTLEY, respectively. LLAMA further represents and warrants to the COMPANY, and shall cause BENTLEY to represent and warrant to the COMPANY, that Consultant has the unlimited legal right to enter into this Consulting Agreement and to perform in accordance with its terms without violating the rights of others or any applicable law. LLAMA agrees, and LLAMA covenants to cause BENTLEY to agree, jointly and severally, to indemnify and hold harmless the COMPANY for any liability the COMPANY may incur as the result of the breach of these representations and warranties,

               (b) INDEPENDENT CONTRACTORS; NO EMPLOYER-EMPLOYEE RELATIONSHIP. Nothing contained herein or any document executed in connection herewith shall be construed to create an employer-employee, partnership or joint venture relationship between the COMPANY and LLAMA or the COMPANY and BENTLEY. LLAMA and BENTLEY are independent contractors and not employees of the COMPANY- The consideration set forth in Section 4 of this Agreement shall be the sole consideration or benefit due to LLAMA or BENTLEY for the services rendered hereunder. It is understood that the COMPANY will not withhold any amounts for payment of taxes from the compensation of LLAMA or BENTLEY hereunder unless and to the extent that such amounts are properly withheld under applicable law from payments to independent contractors for services rendered. Consultant will not be considered an employee of the COMPANY within the meaning or application of any foreign, federal, state or local laws or regulations. Consultant will not represent himself/herself to be, or hold himself/herself out as, an employee of the COMPANY. Any and all sums subject to deductions, if any, required to be withheld and/or paid under any applicable state, federal or local laws shall be Consultant's sole responsibility and Consultant shall indemnify and hold COMPANY harmless from any and all damages, claims and expenses arising out of or resulting from any claims asserted by any taxing authority as a result off or in connection with said payments. Consultant shall not bind or attempt to bind the COMPANY or incur any debt, obligation or liability on behalf of the COMPANY. Consultant will make no representations, warranties or commitments binding or purporting to bind the COMPANY without the COMPANY's prior written consent.

               (c) In the event that any local, state, federal or foreign court, or any local, state, federal or foreign government agency, division or other related government entity, shall determine that Consultant (and its agent(s) and/or employee(s), if any) is considered an employee or common law employee of the COMPANY, or IF FOR any reasons Consultant (and its agent(s) and/or employee(s), if any) were to meet the eligibility criteria with respect to any other compensation or benefit now or hereafter available to COMPANY's employees or otherwise become eligible to participate therein, Consultant (and its agent(s) and/or employee(s), if any) waives any right to participate therein, either retrospectively or prospectively, or receive any benefit thereunder. This waiver represents a material component of the terms and compensation agreed to by these parties and is not in any way conditioned on any representation or assumption concerning status of Consultant (and its agents) and/or employee(s), if any) with respect to the COMPANY as employee, common law employee, independent contractor or temporary employee.

        2. TERM OF AGREEMENT. The COMPANY will continue to engage LLAMA, and LLAMA accepts such engagement and agrees to continue in the performance of such engagement, and to cause BENTLEY to perform duties and responsibilities as hereinafter described, on the terms and conditions herein contained for a period (the "Engagement Period") provided in paragraph 5.

        3. DUTIES AND FUNCTIONS; PUBLIC AND BANKING HOLIDAYS; ABSENCE FROM DUTIES FOR OTHER REASONS.

               (a) (1) LLAMA shall be responsible for overseeing the management of the business of the COMPANY, as well as the affiliates of the COMPANY. LLAMA will perform such other duties inherent in such task as may, from time to time, by assigned by the COMPANY. For such purposes, LLAMA shall take instructions from, and shall report to, the Board of Directors of the COMPANY (the "Board") and such other person or persons as the Board may direct from time to time.

               (2) At all times during the performance of services under this Agreement, LLAMA, and any employees or subcontractors of LLAMA assigned by LLAMA to perform this Consulting Agreement including, without limitation, BENTLEY, shall be expected to conduct themselves in a professional manner. Furthermore, LLAMA agrees, and shall cause each such person to agree in writing prior to performing this Consulting Agreement, to abide by the rules, regulations, instructions, personnel practices and policies of the COMPANY notified to LLAMA and BENTLEY including, without limitation, the COMPANY's rules regarding workplace safety, discrimination, harassment (including but not limited to sexual harassment) and workplace violence) and any change thereof which may be adopted at any time by the

COMPANY notified to LLAMA and BENTLEY. In this regard, LLAMA and BENTLEY are hereby given notice that, among other things, the COMPANY's rules require all employees and consultants to abide by all laws and regulations applicable to the workplace including, without limitation, all applicable laws and regulations regarding workplace safety, discrimination, harassment (including but not limited to sexual harassment and workplace violence) and, in order to protect the good name of the COMPANY, also require all employees and consultants to abide by all laws the breach of which would constitute criminal violations. The COMPANY at all time reserves the right to require that any individual, including Consultant or any of Consultant's employees (including, without limitation, BENTLEY) found to have violated any of these policies to be removed from performing this Consulting Agreement.

               (2) LLAMA shall cause BENTLEY to be the principal performing LLAMA's duties under this Consulting Agreement. In such capacity, BENTLEY shall agree to serve as Chief Executive Officer and as a Director of the COMPANY. BENTLEY shall perform such duties in accordance with this Consulting Agreement as if BENTLEY were LLAMA, and without any additional compensation or benefits, To the extent, if at all, that the COMPANY requests that BENTLEY perform similar functions for any subsidiaries of the COMPANY, BENTLEY shall do so without additional compensation to LLAMA or to BENTLEY. Furthermore, to the extent that LLAMA (or BENTLEY, acting on behalf of LLAMA) is required to perform such services after normal business hours or on weekends or holidays, they shall do so without additional compensation.

               (b) During the Engagement Period, neither LLAMA nor BENTLEY will engage in consulting work or any trade or business for its or his own account or for or on behalf of any other person, firm or corporation that competes, conflicts or interferes with the performance of its or his duties hereunder in any way. It is further understood and agreed that BENTLEY will devote to the performance of this Consulting Agreement at least the Minimum Hours per Week specified on the signature page of this Agreement. However, the COMPANY acknowledges that BENTLEY will take up to Twenty (20) days of paid vacation each year from his duties for LLAMA (and, consequently, any duties BENTLEY is performing for the COMPANY pursuant to the engagement of LLAMA by the COMPANY), and that BENTLEY may also be absent from his duties for LLAMA (and, consequently, the COMPANY) on such days as are public holidays or banking holidays in the United Kingdom.

        4.     COMPENSATION.

               (a) BASE CONSULTING FEE: As compensation for Consultant's services to be performed by BENTLEY pursuant to this Consulting Agreement, the COMPANY will pay LLAMA during the term of this Agreement, until expiration or earlier termination of this Agreement, the Base Consulting Fee set forth on the signature page of this Agreement. Consultant will submit from time to time such written, signed reports of the time spent performing consulting services as the COMPANY may reasonably request.

               (b) EXPENSES: Additionally, the COMPANY will pay Consultant for any extraordinary direct expenses incurred specifically in connection with the consulting work performed for the COMPANY PROVIDED, that the Consultant receives advance written approval for such expenses from the Board of the COMPANY. Consultant shall submit written documentation and receipts itemizing the dates on which expenses are incurred. The COMPANY shall pay Consultant the amounts due pursuant to submitted reports within Fifteen (15) days after a report is received by the COMPANY including appropriate documentation for properly incurred expenses. Other than approved direct costs, Consultant shall be solely responsible for all other costs and expenses undertaken in the performance of this Consulting Agreement.

        5.      ENGAGEMENT PERIOD; TERMINATION.

               (a) COMMENCEMENT. This Consulting Agreement will be deemed to have commenced on the Commencement Date set forth on the signature page of this Agreement (the "Commencement Date"). To the extent that LLAMA, BENTLEY or their respective affiliates have been paid by the COMPANY or any of its subsidiaries from that date through May 31, 2004, such amounts will be credited against the obligations of the COMPANY and the COMPANY shall pay the balance due to LLAMA, if any, for such period prior to the date upon which this Agreement is executed and delivered by the parties to this Agreement, without interest, within Fourteen (14) days of the date upon which this Agreement is executed and delivered by the parties to this Agreement.

               (b) Engagement PERIOD. The Engagement Period shall commence on the Commencement Date and shall continue thereafter unabated until terminated on the First (1st) anniversary of the Commencement Date (the "Initial Term"), unless earlier terminated by either party upon prior written notice to the other of at least Sixty (60) days. However, on the First (I") anniversary of the Commencement Date, and on every subsequent annual anniversary, the term of this Consulting Agreement and the Engagement Period shall be renewed for a term ending one (1) year subsequent to such date (any such renewal period being hereinafter referred to as a "Renewal Term"), unless either party has given the other party written notice at least Sixty (60) days prior to the such anniversary date or this Agreement is otherwise sooner terminated as provided in this Agreement,. The Initial Term plus any Renewal Terms shall be included in the "Engagement Period." Certain covenants set forth in this Agreement, by their terms, shall survive any expiration or termination.

               (c) REVIEW OF BASE CONSULTING FEE. The parties hereto agree to consider the terms of the base consulting fee set forth in Section 4(a) in connection with each Renewal Term, although neither party is under any obligation to agree to change such terms.

        6. COMPANY PROPERTY. All programs, files, correspondence, memoranda, notes, records, reports, documents, software, programs, promotional materials, and other COMPANY property, including all copies, in whatever media the same may be prepared or retained, which come into Consultant's possession by, through or in the course of Consultant's engagement, regardless of the source and whether created by Consultant, are the sole and exclusive property of the COMPANY. Consultant agrees and covenants that Consultant shall not remove or copy any such programs, files, correspondence, memoranda, notes, records, reports, documents, software, programs, promotional materials, and other COMPANY property, including all copies, in whatever media the same may be prepared or retained, or any of the information contained therein or otherwise pertaining to the business of the COMPANY without the express written consent of the COMPANY, who in all events shall be considered to be the owner and possessor of all such property. Consultant covenants and agrees that Consultant shall in no way utilize any such information in Consultant's possession for the gain or advantage of Consultant and/or to the detriment of the COMPANY. Upon termination or lapse of this Consulting Agreement, or at such earlier date as the COMPANY may request, Consultant immediately shall deliver to the COMPANY all such programs, files, correspondence, memoranda, notes, records, reports, documents, software, programs, promotional materials, and other COMPANY property, including all. copies, in whatever media the same may be prepared or retained.

        7.     Non-Competition.

               (a) Consultant agrees and acknowledges that, in connection with Consultant's engagement by the COMPANY pursuant to this Consulting Agreement, Consultant will be provided with access to and become familiar with confidential and proprietary information and trade secrets belonging to the COMPANY. Consultant further acknowledges and agrees that, given the nature of this information and trade secrets, it is likely that such information and trade secrets would inevitably be used or revealed, either directly or indirectly, in any subsequent engagement or employment with a competitor of the COMPANY to perform any duties or fill any position comparable to those performed for or filled for the COMPANY under this Agreement. Accordingly, in consideration of Consultant's engagement by the COMPANY to perform this Consulting Agreement, and other good and valuable consideration, the receipt and value of which consideration is hereby acknowledged, Consultant agrees that, while Consultant is performing this Consulting Agreement and for a period of Six (6) Months after the termination or lapse of this Consulting Agreement, neither LLAMA nor BENTLEY, its employee, shall, either on behalf of either of them or on behalf of any third party, except on behalf of the COMPANY, directly or indirectly;

                        (1) Other than through LLAMA or BENTLEY's ownership of stock of the COMPANY, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control, or financing of, or be connected as a proprietor, partner, stockholder, officer, director, principal, agent, representative, joint venturer, investor, lender, consultant or otherwise with, or use or permit LLAMA's or BENTLEY's name to be used in connection with, any business or enterprise engaged directly or indirectly in competition with the business conducted by the COMPANY at any time during such period, and any other business engaged in by the COMPANY that BENTLEY is or has been directly involved with at any time during the Twelve (12) month period leading up to the end of the Engagement Period (the "Business"), PROVIDED, HOWEVER, that the foregoing shall not prevent LLAMA or BENTLEY from performing services for a competitive business if such competitive business is also engaged in other lines of business and if LLAMA's and BENTLEY's services are restricted to employment in such other lines of business. It is recognized by LLAMA, BENTLEY and the COMPANY that the Business is and is expected to continue to be conducted throughout the United States and the world, and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation provisions set forth in clauses (2) and (3) below) are therefore not appropriate. The foregoing restriction shall not be construed to prohibit the ownership by BENTLEY as a passive investment of not more than One percent (1%) percent of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended (or its equivalent in other countries).

                        (2) Attempt in any manner to solicit froth a current client or customer of the COMPANY at the time of the termination of this Consulting Agreement, business of the type performed by the COMPANY or to persuade any client of the COMPANY to cease to do business or change the nature of the business or to reduce the amount of business which any such client has customarily done or actively contemplates doing with the COMPANY; or

                        (3) Recruit, solicit or induce, or attempt to induce, any employee or employees of the COMPANY or its affiliates to terminate their employment with, or otherwise cease their relationship with the COMPANY or its affiliates.

               (b) The parties agree that the relevant public policy aspects of covenants not to compete have been discussed, and that every effort has been made to limit the restrictions placed upon LLAMA and BENTLEY to those that are reasonable and necessary to protect the COMPANY's legitimate interests. LLAMA and BENTLEY acknowledge that, based upon BENTLEY's education, experience, and training, this non-compete provision will not prevent LLAMA or BENTLEY from earning a livelihood and supporting himself and BENTLEY's family during the relevant time period.

               (c) If any restriction set forth in Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

               (d) The restrictions contained in Section 7 are necessary for the protection of the business and goodwill of the COMPANY and/or its affiliates and are considered by LLAMA and BENTLEY to be reasonable for such purposes. LLAMA and BENTLEY agree that any material breach of Section 7 will cause the COMPANY and/or its affiliates substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the COMPANY shall have the right to seek specific performance and injunctive relief.

               (e) The provisions of Section 7 shall survive termination or expiration of this Agreement.

               (f) The existence of a claim, charge, or cause of action by LLAMA or BENTLEY against the COMPANY shall not constitute a defense to the enforcement by the COMPANY of the foregoing restrictive covenants, but such claim, charge, or cause of action shall be litigated separately.

        8. PROTECTION OF CONFIDENTIAL INFORMATION. Consultant agrees that all information, whether or not in writing, relating to the property, business, technical or financial affairs of the COMPANY and that is generally understood in the industry as being confidential and/or proprietary information, including but not limited to identity of customers, contracts, technical and production know-how, developments, formulae, devices, inventions, processes, administrative procedures, test data, source code and financial information, is the exclusive property of the COMPANY. Consultant agrees to hold in a Fiduciary capacity for the sole benefit of the COMPANY all secret, confidential or proprietary information, knowledge, data, or trade secrets ("Confidential Information") relating to the COMPANY or any of its affiliates or their respective clients, which Confidential Information shall have been obtained during Consultant's performance of the engagement pursuant to this Consulting Agreement with the COMPANY. Consultant agrees that Consultant will not at any time, either during the Engagement Period of this Agreement or after its termination, disclose to anyone any Confidential Information, or utilize such Confidential Information for Consultant's own benefit, or for the benefit of third parties without written approval by the appropriate executive officer of the COMPANY. Consultant further agrees that all memoranda, notes, records, data, schematics, sketches, computer programs, prototypes, or written, photographic, magnetic or other documents or tangible objects compiled by Consultant or made available to Consultant during the Engagement Period concerning the property, business, technical or financial affairs of the COMPANY and/or its clients, including any copies of such materials, shall be the property of the COMPANY and shall be delivered to the COMPANY on the termination of LLAMA's or BENTLEY's performance of the engagement pursuant to this Consulting Agreement with the COMPANY, or at any other time upon request of the COMPANY.

In the event Consultant is questioned by anyone not employed by the COMPANY or by an employee of or a consultant to the COMPANY not authorized to receive such information, in regard to any Confidential Information or any other secret or confidential work of the COMPANY, or concerning any fact or circumstance relating thereto, or in the event that Consultant becomes aware of the unauthorized use of Confidential Information by any party, whether competitive with the COMPANY or not, Consultant will promptly notify the appropriate executive officer of the COMPANY designated to receive such notifications. Until further written notice, such person shall be the Senior Vice President for Strategic Transactions and Planning or, in the absence of such person, the President or Chief Executive Officer of the COMPANY.

In the event that, at any time during Consultant's performance of the engagement pursuant to this Consulting Agreement with the COMPANY or at any time thereafter, Consultant receives a request to disclose all or any part of the trade secrets and other proprietary and confidential information under the terms of a subpoena or order issued by a court or by a governmental body, Consultant agrees to notify the COMPANY immediately of the existence, terms, and circumstances surrounding such request, to consult with the COMPANY on the advisability of taking legally available steps to resist or narrow such request; and, if disclosure of such trade secrets and other proprietary and confidential information is required to prevent Consultant from being held in contempt or subject to other penalty, to furnish only such portion of the trade secrets and other proprietary and confidential information as, in the written opinion of counsel reasonably satisfactory to the COMPANY, Consultant is legally compelled to disclose, and to exercise Consultant's best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed trade secrets and other proprietary and confidential information.

               (b) The parties agree that the relevant public policy aspects of confidentiality agreements have been discussed, and that every effort has been made to limit the restrictions placed upon Consultant to those that are reasonable and necessary to protect the COMPANY's legitimate interests.

               (c) If any restriction set forth in Section 8 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or OVER too great a range of activities or geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

               (d) The restrictions contained in Section 8 are necessary for the protection of the business, assets and goodwill of the COMPANY and/or its affiliates and are considered by Consultant to be reasonable for such purposes. Consultant agrees that any material breach of Section 8 will cause the COMPANY and/or its affiliates substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the COMPANY shall have the right to seek specific performance and injunctive relief.

               (e) The provisions of Section 8 shall survive termination or expiration of this Agreement.

               (f) The existence of a claim, charge, or cause of action by Consultant against the COMPANY shall not constitute a defense to the enforcement by the COMPANY of the foregoing restrictive covenants, but such claim, charge, or cause of action shall be litigated separately.

        9.     INTELLECTUAL PROPERTY.

               (a) DISCLOSURE OF INVENTIONS; ASSIGNMENT OF OWNERSHIP TO COMPANY.
Consultant acknowledges and agrees that as part of Consultant's engagement pursuant to this Consulting Agreement Consultant is expected to make new contributions of value to the COMPANY, and Consultant agrees that Consultant will promptly disclose in confidence to the COMPANY all ideas, concepts, inventions, improvements, processes, products, designs, original works of authorship, formulas, processes, compositions of matter, compounds, computer software programs, Internet products and services, e-commerce products and services, eentertainment products and services, testing and other data, databases, mask works, trade secrets, treatments, product improvements, product ideas, new products, discoveries, methods, software, uniform resource locators or proposed uniform resource locators ("URLs"), domain names or proposed domain names, any trade names, trademarks or slogans, which may or may not be subject to or able to be patented, copyrighted, registered, or otherwise protected by law, which relate directly or indirectly to the COMPANY's business or current or anticipated research and development or the business of any of its affiliates or their respective clients, or which were developed by Consultant through the use of trade secrets of the COMPANY or material Use of equipment, supplies or facilities of the COMPANY (the "Inventions") that Consultant makes, conceives or first reduces to practice or creates, either alone or jointly with others, during the period of Consultant's performance of the engagement pursuant to this Consulting Agreement with the COMPANY, whether or not in the course of Consultant's performance of the engagement pursuant to this Consulting Agreement with the COMPANY, and whether or not such Inventions are patentable, copyrightable or able to be protected as trade secrets, or otherwise able to be registered or protected by law. Consultant agrees that all such Inventions shall be the sole and exclusive property of the COMPANY and are hereby assigned by Consultant to the COMPANY from the moment of their creation and fixation in tangible media. Furthermore, Consultant agrees that Consultant will, at the COMPANY's request and cost, do whatever is reasonably necessary to secure for the COMPANY the rights thereto by patent, copyright or otherwise. Consultant acknowledges and agrees that Consultant's obligations with respect to COMPANY property discussed in this paragraph shall survive the termination or expiration of this Agreement.

               (b) WORK FOR HIRE. Consultant acknowledges and agrees that any copyrightable works prepared by Consultant within the scope of Consultant's performance of the engagement pursuant to this Consulting Agreement with the COMPANY are "works for hire" under the Copyright Act and that the COMPANY will be considered the author and owner of such copyrightable works. Consultant agrees that Consultant will, at the COMPANY's request and cost, do whatever is reasonably necessary to secure for the COMPANY the rights thereto. Consultant acknowledges and agrees that Consultant's obligations with respect to COMPANY property discussed in this paragraph shall survive the termination or expiration of this Agreement.

               (c) ASSIGNMENT OF OTHER RIGHTS. In addition to the foregoing assignment of Inventions to the COMPANY, Consultant hereby irrevocably transfers and assigns to the COMPANY: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Invention required to be disclosed to the Company pursuant to Section 9(a); and (ii) any and all "Moral plights" (as defined below) that Consultant may have in or with respect to any such Invention. Consultant also hereby forever waives and agrees never to assert any and all Moral Rights Consultant may have in or with respect to any such Invention, even after termination of Consultant's work on behalf of the COMPANY. "Moral Rights" mean any rights to claim authorship of an Invention, to object to or prevent the modification of any Invention, or to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a "moral right."

               (d) ASSISTANCE. Consultant agrees to assist the COMPANY in every proper way to obtain for the COMPANY and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the COMPANY's Inventions in any and all countries. Consultant will execute any documents that the COMPANY may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal, protections. Consultant's obligations under this Section will continue beyond the termination of Consultant's performance of the engagement pursuant to this Consulting Agreement with the COMPANY with the COMPANY, provided that the COMPANY will compensate Consultant at a reasonable rate after such termination for time or expenses actually spent by Consultant at the COMPANY's request on such assistance. Consultant appoints the Secretary of the COMPANY as Consultant's attorney-in-fact to execute documents on Consultant's behalf for this purpose.

        10. Publicity. Neither party shall issue, without consent of the other party, which consent shall not be unreasonably withheld, any press release or make any public announcement with respect to this Agreement or the relationship between then. PROVIDED, that nothing herein shall preclude the COMPANY from making such disclosures as may be reasonably necessary or appropriate in order to comply with applicable securities laws, rules and regulations. Following the date of this Agreement and regardless of any dispute that may arise in the future, Consultant and the COMPANY jointly and mutually agree that they will not disparage, criticize or make statements which are negative, detrimental or injurious to the other to any individual, company or client, including within the COMPANY.

        11. BINDING AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, personal representatives, successors and assigns. In the event the COMPANY is acquired, is a non surviving party in a merger, or transfers substantially all of its assets, this Agreement shall not be terminated and the transferee or surviving company shall be bound by the provisions of this Agreement. The parties understand that the obligations of Consultant may not be assigned by Consultant.

        12. ENTIRE AGREEMENT. This Agreement contains the entire understanding of Consultant and the COMPANY with respect to engagement of Consultant and supersedes any and all prior understandings, written or oral, between the Company or any of its subsidiaries and LLAMA or BENTLEY. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing, specifically identified as an amendment to this Agreement, and signed by all parties. By entering into this Agreement, Consultant certifies and acknowledges that Consultant has carefully read all of the provisions of this Agreement and that Consultant voluntarily and knowingly enters into said Agreement.

        13. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement.

        14. TAX CONSEQUENCES. COMPANY will have no obligation to any person or entity entitled to the benefits of this Agreement with respect to any tax obligation any such person or entity incurs as a result of or attributable to this Agreement, including all supplemental agreements and employee benefits plans incorporated by reference therein, or arising from any payments made or to be made under this Agreement or thereunder.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered by its authorized officers or individually, on the 28th day of May, 2004.


Base Consulting Fee:                     ELECTRONIC GAME CARD INC. U.S.
$12,500/month (which amounts,
in the aggregate, to One Hundred
Fifty Thousand United States
Dollars (U.S.$150,000) per annum.     By:   /s/ Lee Cole
                                         ---------------------------------------
                                         Name:  Lee Cole
Minimum Hours Per Week:                  Title: Officer
Thirty (30) hours per week               The address for notices to Electronic
                                         Came Card, Inc. is
                                         712 Fifth Avenue, 12th Floor,
                                         N.Y., N.Y. 10019
Commencement Date:
June 1, 2003
                                         LLAMA SECURITIES LIMITED

                                                        CAPITAL SERVICES LIMITED
                                                                DIRECTORS

Registered Office Address:            By:   /s/ John Lister
1st Floor                                ---------------------------------------
Kings Court                              Name:  John Lister
Bay Street                               Title: Director
P.O. Box N-3944                          The office of Llama Securities Limited
Nassau                                   is Suite F8, International Commercial
Bahamas                                  Centre, Casemates Gibraltar
                                         The address for notices to Llama
                                         Securities Limited is as above.
                                         The Reg. No. of Llama Securities
                                         Limited is 124918B.


        In consideration of the good and valuable consideration being paid to LLAMA SECURITIES LIMITED ("LLAMA"), and in order to induce Electronic Game Card Inc. (the "COMPANY") to enter into the foregoing Consulting Agreement with LLAMA, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, John R. Bentley ("BENTLEY") hereby acknowledges and agrees to accept appointment as an officer and director of the COMPANY, and to perform the engagement of Consultant pursuant to the foregoing Consulting Agreement (PROVIDED, that BENTLEY shall be an independent contractor and not an employee of the COMPANY), and to be bound by the terms and conditions of the foregoing Consulting Agreement which are applicable to Consultant or to BENTLEY (provided that all payment pursuant to Section 4 of the Consulting Agreement shall be made to LLAMA), including, without limitation, the provisions pertaining to confidentiality, competition, non--solicitation. intellectual property, and status as an independent contractor with no rights to other compensation or benefit as an employee.


        IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Agreement individually on the 8th day of MAY 2004.


                                            /s/ John R. Bentley
                                         ------------------------
                                         Name:  John R. Bentley